Exhibit 99.1

Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

414-570-4000

www.midwestairlines.com

Inquiries: Michael Brophy, 414-570-4206 (o) or Michael.Brophy@midwestairlines.com

FOR IMMEDIATE RELEASE

January 31, 2008

ACQUISITION OF MIDWEST AIR GROUP BY TPG CAPITAL CLOSES TODAY

Partnership Brings TPG’s Considerable Aviation Experience to Midwest Airlines
and Launches Enhanced Commitment to the Environment

Milwaukee, January 31, 2008 – Today’s closing (at 5 p.m. Central time) of the sale of Midwest Air Group, Inc., parent company of Midwest Airlines, to Midwest Air Partners, LLC, an affiliate of TPG Capital, is the start of a new era for “The best care in the air,” according to Timothy E. Hoeksema, chairman and chief executive officer since the airline took to the skies in 1984.

“We’re looking forward to capitalizing on TPG’s considerable experience in the airline industry to help us continue to meet – and exceed – the expectations of the traveling public,” said Hoeksema. TPG’s 15-year record of investing in the aviation industry includes Continental Airlines, America West, Ryanair, Hotwire.com, Gate Gourmet, Sabre and other well-respected brands.

Hoeksema said Midwest would benefit from TPG’s strength and expertise as the airline executes its comprehensive strategic plan. In 2008, that includes the implementation of seating choice throughout the airline’s mainline fleet; growth and enhancement of its existing codeshare agreement with Northwest Airlines; and the introduction of a wide-ranging environmental initiative that the airline has named “The best care for the air.”sm (Editor’s Note: A logo for the new initiative is available by e-mailing brenda.dreifke@midwestairlines.com.)

The environmental initiative will build on the TPG companies’ long-standing environmental stewardship and Midwest’s track record of environmentally conscious decision-making. Over the last five years, Midwest has reduced its carbon emissions rate more than 20% through fuel-conservation efforts that include:

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Replacement of its DC-9 aircraft fleet with new, fuel-efficient Boeing 717 aircraft.

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Full-scale use of electric ground power and preconditioned air units at its Milwaukee hub.

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Increased implementation of single-engine taxiing, along with improved aircraft flight control surface rigging and trim, reduced aircraft weight and minimized aircraft idle time.

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Increased use of aircraft pushback tractors and electric-powered ground support vehicles.

As part of the initiative, Midwest will partner with Boulder, Colo.-based Sustainable Travel International to offer travelers environmentally responsible travel planning choices – including a

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carbon-offset program. Additional details will be announced as the program is rolled out during 2008.

“We are proud to support this venture given Midwest’s commitment to energy efficiency and the TPG companies’ long-standing environmental stewardship,” explained Brian T. Mullis, president of Sustainable Travel International. “We are looking forward to helping Midwest and their customers to protect the environment by enhancing the company’s sustainability initiatives.”

In terms of the transaction, Hoeksema pledged that the airline’s commitment to providing outstanding customer service would also continue under the new ownership structure. The acquisition by TPG will preserve Midwest as Milwaukee’s hometown airline and the popular Midwest brand – known for its comfortable seating, high level of customer service and baked-onboard chocolate chip cookies.

“We’re excited to partner with TPG,” Hoeksema said. “The management of TPG genuinely shares our dedication to quality, and respects our brand and what we’ve achieved. They’ve expressed confidence in our business plans, leadership and employees.”

Richard P. Schifter, partner, TPG Capital, added, “We at TPG are very enthusiastic about the future of Midwest. We see significant value in Midwest’s rich legacy as a leading provider of customer-oriented air service – and that’s why we are investing in Midwest. Our goal is to work with Midwest’s excellent management team and loyal workforce to look for opportunities to grow and enhance service for customers in the greater Milwaukee and Kansas City metropolitan areas and throughout the airline’s network.”

Additionally, Midwest will work with Northwest Airlines – a passive, minority investor in the new ownership structure – to enhance its existing codeshare partnership and to achieve cost synergies in areas such as aviation insurance and fuel purchases, especially important in light of the expected high cost of fuel in 2008.

“As we enter this new era for our airline, we’d like to take the opportunity to express our sincere thanks to our customers, the communities in which we do business, employees and former shareholders for their tremendous support,” said Hoeksema.

The airline will celebrate “A Dozen Thanks Day” on Tuesday, February 12. Midwest employees will hand out the airline’s popular chocolate chip cookies at Milwaukee’s General Mitchell International Airport and Kansas City International Airport. Members of the airline’s Midwest Miles program who fly that day will receive 1,200 bonus miles. And customers who receive the airline’s weekly fare special e-mails will receive a code that entitles them to a 12% discount on tickets purchased that day. (Visit http://www.midwestairlines.com to join the e-mail list.)

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Trading of Midwest Air Group stock on the American Stock Exchange concluded as of the close of trading today. Shareholders will be notified of the process to liquidate their holdings, which will vary depending on how the stock is held. Distribution of payouts will occur as soon as practicable.

About Sustainable Travel International

Sustainable Travel International (http://www.sustainabletravelinternational.org) is a 501(c)(3) non-profit organization whose mission is to promote sustainable development and responsible travel by providing programs that enable consumers, businesses and travel-related organizations to contribute to the environmental, socio-cultural and economic values of the places they visit, and the planet at large.

About TPG Capital

TPG Capital is the global buyout group of TPG, a leading private investment firm founded in 1992, with more than $35 billion of assets under management and offices in San Francisco, London, Hong Kong, New York, Minneapolis, Fort Worth, Melbourne, Menlo Park, Moscow, Mumbai, Shanghai, Singapore and Tokyo. TPG Capital has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, joint ventures and restructurings. TPG Capital’s investments span a variety of industries including travel, technology, retail/consumer, media and communications, industrials, financial services and healthcare. Please visit http://www.tpg.com.

About Midwest Airlines

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. More information is available at http://www.midwestairlines.com.

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